FBL Financial Group, Inc.	Exhibit 3(i)(g)

ARTICLES OF AMENDMENT
OF
FBL FINANCIAL GROUP, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 1006 of the Iowa Business Corporation Act, the undersigned corporation adopts the following amendment(s) to the Corporation's Articles of Incorporation.

1.	The name of the corporation is FBL Financial Group, Inc.

2.	Sections 2, 3 and 4 of Article VI are amended to read as follows:

2.    Number: The number of Class A Directors of the Corporation shall be not less than four (4) nor more than ten (10). The number of Class B Directors of the Corporation shall be not less than five (5) nor more than seven (7).

3.    Class A Director Qualification and Removal. Not less than four (4) nor more than ten (10) Class A Directors (the exact number to be set from time to time by resolution of the Board of Directors) shall be elected annually by the holders of the Class A Common Stock. Class A Directors may be removed without cause by the holders of a majority of the outstanding Class A Common Stock.

4.    Class B Director Qualifications and Removal. Not less than five (5) nor more than seven (7) Class B Directors (the exact number to be set from time to time by the terms of an agreement among the Class B Common Stockholders) shall be elected annually by the holders of the Class B Common Stock. Class B Directors may be removed without cause by the holders of a majority of the outstanding Class B Common Stock.
3.    The date of adoption of the amendment was May 18, 2011.

4.
The amendment was approved by the shareholders. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment, and the number of votes of each voting group indisputably represented at the meeting is as follows:

DESIGNATION OF GROUP	SHARES OUTSTANDING	VOTES ENTITLED TO BE CASH ON AMENDMENT	VOTES REPRESENTED AT MEETING
Class A Common Stock	29,957,119	29,957,119	27,958,619
Class B Common Stock	1,192,990	1,192,990	1,167,490
Series B Preferrred Stock	5,000,000	10,000,000	10,000,000

4A.	The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment is as follows:

VOTING GROUP	VOTES FOR	VOTES AGAINST
Class A Common Stock	22,113,693	5,469,360
Class B Common Stock	1,167,490	—
Series B Preferrred Stock	10,000,000	—

The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

FBL FINANCIAL GROUP, INC.
/s/ James E. Hohmann
____________________________
James E. Hohmann, Chief Executive Officer
Date: May 18, 2011